Exhibit 10.10
AWARD TERMS OF
STOCK APPRECIATION RIGHTS GRANTED UNDER THE
DUPONT EQUITY AND INCENTIVE PLAN

Introduction	You have been granted stock appreciation rights (SARs) under the E.I. du Pont de Nemours and Company Equity and Incentive Plan (“Plan”), subject to the following Award Terms. This grant is also subject to the terms of the Plan itself, which is hereby incorporated by reference. However, to the extent that an Award Term conflicts with the Plan, the Plan shall govern. A copy of the Plan, and other Plan-related materials, such as the Plan prospectus, are available at:

www1.lvs.dupont.com/employeebenefits/sharesandstockoption. html.

Date of Grant	[___]

Exercise Price	[___]

Expiration Date	SARs will expire no later than [DATE THAT IS THE DAY PRIOR TO THE SIXTH ANNIVERSARY OF THE DATE OF GRANT]. However, the SAR may expire sooner. Please refer to “Termination of Employment” below.

Vesting Schedule	One-third (1/3) of the SARs (rounded down to the next full share) will become exercisable on [FIRST ANNIVERSARY OF DATE OF GRANT].

One-third (1/3) of the SARs (rounded down to the next full share) will become exercisable on [SECOND ANNIVERSARY OF DATE OF GRANT].

The remaining SARs will become exercisable on [THIRD ANNIVERSARY OF DATE OF GRANT].

In the event of a Change of Control (as defined in the Plan) any unvested SARs will be automatically vested and will remain exercisable in accordance with these Award Terms.
Termination
of Employment

Due to Retirement (as defined in the applicable pension or retirement plan or plan company policy)	If you are an active employee for six months following the date of the grant, the SARs will be exercisable through the Expiration Date set forth above. After that date, any unexercised SARs will expire. Any unvested SARs as of the date of termination will continue to vest in accordance with the Vesting Schedule set forth above.

Due to Lack of Work, Divestiture to Entity Less Than 50% Owned by DuPont, or Total and Permanent Disability	If you are an active employee for six months following the date of the grant, the SARs will be exercisable through the date that is one year after the date of your termination of employment, or, if earlier, the Expiration Date set forth above. After that date, any unexercised SARs will expire. Any unvested SARs as of the date of termination will continue to vest in accordance with the Vesting Schedule set forth above.

Due to Death	If you are an active employee for six months following the date of the grant, the SARs will be exercisable through the date that is two years after the date of your termination of employment or, if earlier, the Expiration Date set forth above. After that date, any unexercised SARs will expire. Any unvested SARs as of the date of termination will be automatically vested.

Due to Any Other Reason (such as voluntary termination)	SARs must be exercised by the date on which you terminate employment.

Other Forfeiture	If you engage in misconduct, the Company may demand that you repay this Award, or cash payments you received as a result of this Award, within 10 days following written demand by the Company. “Misconduct” is defined in the Plan, and includes, but is not limited to, termination for cause (also defined in the Plan) or the breach of a noncompete or confidentiality agreement in your employment agreement.

Exercise/Payment	Requests to exercise SARs will be valued using that day’s average of the high and low price for Company common stock as determined on the NYSE-Composite Transactions Tape. This price will be used to determine the gross payment from the exercise transaction. If the exercise day is not a day the NYSE is open, the transaction will be valued at the average price on the next trading day the exchange is open. Proceeds of the exercise will be paid to you (or your beneficiary, as applicable) by your local payroll.

Calculation of the gross payment will be done in U.S. dollars and then translated into local currency by your local payroll. Translation shall be done using the exchange rate quoted in The Wall Street Journal on the exercise day, or, if no rate is quoted, an appropriate published equivalent will be used. If the exercise day is not a business day, the exchange rate quoted for the next business day will be used.

In the event of a Change of Control in which the consideration paid to the stockholders is solely cash, the Compensation Committee may provide that any unexercised SARs will be cancelled in exchange for a cash payment equal to the (i) excess consideration paid per share of stock in the Change of Control over the exercise price of your SARs multiplied by (ii) the number of your unexercised SARs.

Non-transferability	You may not transfer these SARs, except by will or laws of descent and distribution. The SARs are exercisable during your lifetime only by you or your guardian or legal representative.

Withholding	When withholding of national, social, and/or local taxes is required in a country, it will be withheld from the gross cash payment.